ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”), dated as of March 12, 2008 (the “Closing Date”), is entered into by and among GREGORY C. HUTSON (“Seller”), GEEKS ON CALL HOLDINGS, INC., a Delaware corporation (“Parent”) and GEEKS ON CALL AMERICA, INC., a Delaware corporation and a wholly-owned subsidiary of Parent (“Buyer”).

WHEREAS, Seller has developed and is the owner of the entire right, title and interest in and to that certain software known as “quiXsupport Helpdesk Software” and related intellectual property assets; and

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Purchased Assets (defined below), on the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants, conditions and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. SALE AND PURCHASE.

1.1 Closing. At the closing of the transactions contemplated in this Agreement (the “Closing”), which is occurring contemporaneously with the execution of this Agreement on the Closing Date, Seller is selling, assigning, transferring, conveying, and delivering the Purchased Assets to Buyer, and Buyer is purchasing the Purchased Assets from Seller. The Closing may take place by conference call, telecopy and wiring of funds with the exchange of original signatures to required Closing documents to be made by overnight courier. At the Closing, Seller is delivering, or causing to be delivered, the following items to Buyer: (i) a Bill of Sale and Assignment (the “Bill of Sale”), executed by Seller; (ii) a Consulting Agreement by and between Buyer and Seller, executed by Seller (the “Consulting Agreement”); (iii) evidence of the termination of that certain Software License Agreement dated May 20, 2003, between Seller and Cloverlick Interactive, Inc. (“Cloverlick”), (iv) an Assignment and Release Agreement for the benefit of Buyer, executed by Cloverlick; and (v) all such other documents, agreements, certificates or materials reasonably requested by Buyer to transfer, assign and convey good and marketable title to the Purchased Assets to Buyer, free and clear of all Liens, and to consummate the transactions contemplated hereby. At the Closing, Buyer is delivering, or causing to be delivered, the following items to Buyer the following items to Seller: (i) the Closing Date Payment; (ii) the Consulting Agreement, executed by an appropriate officer of Buyer; and (iii) the Shares.

1.2 Purchased Assets. For purposes of this Agreement, the term “Purchased Assets” shall mean and include all of the following:

(a) that certain software or protocol known as “quiXsupport Helpdesk Software,” which is more fully described on Exhibit A hereof, in source code form, object code form and/or any other existing form or medium, together with any directly related computer software, programs and program code (in any form or medium) (collectively, the “Acquired Software”), and all technical and descriptive materials and documentation relating to the acquisition, design, development, use, or maintenance of the Acquired Software (the “Documentation”);

(b) all contracts, agreements, licenses, and other commitments and arrangements, oral or written, with any Person, respecting the ownership, license, acquisition, design, development, distribution, marketing, use, or maintenance of the Acquired Software and/or the Documentation, including without limitation, all contracts, agreements, and licenses with respect to the Third-Party Plug-Ins and Platforms;

(c) all rights, title and interest in, and the use of the trade names and Domain Names “RemoteMe.com”, “Virtual-Geek.com” or “MrHelpdesk.com” and trade or service marks relating thereto, and any other trade names, Domain Names or logos which have been or currently are used in connection with Acquired Software, together with all translations, adaptations, derivations and combinations thereof, including all goodwill associated therewith;

(d) all other Seller Helpdesk Intellectual Property and all rights thereunder or in respect thereof including, without limitation, rights to sue for and remedies against past, present and future infringements thereof, and rights of priority and protection of interests therein under the laws of any jurisdiction worldwide and all tangible embodiments thereof; and

(e) all guarantees, warranties, indemnities and similar rights in favor of Seller with respect to any Purchased Asset.

Notwithstanding anything to the contrary contained herein, as further described in Section 1.5 below, Seller is not selling, assigning, transferring or conveying, and Buyer is not accepting or purchasing, the Excluded Assets.

1.3 No Assumption of Liabilities. Buyer is not assuming, and will not be deemed by virtue of the execution of this Agreement to have assumed, any claims, liabilities or obligations of Seller, whether known, unknown, absolute, contingent, accrued or otherwise, and whether or not related to the Purchased Assets, and all such claims, liabilities and obligations shall remain the claims, liabilities and obligations of Seller (the “Excluded Liabilities”).

1.4 Purchase Price. On the Closing Date, in consideration of the Purchased Assets, Parent, on behalf of Buyer, shall (a) pay One Hundred Thousand Dollars ($100,000) by wire transfer of immediately available funds (the “Closing Date Payment”) to Seller; and (b) issue one hundred twenty-five thousand (125,000) shares of stock of Parent (the “Shares”) to Seller (the Closing Date Payment and the Shares are collectively the “Purchase Price”).

1.5 Purchase Price Allocation. Within forty-five (45) calendar days after the Closing Date, Buyer shall in good faith prepare a schedule (the “Allocation Schedule”) allocating the Purchase Price among the Purchased Assets, which Allocation Schedule shall be final and binding upon the parties. Each of the parties agrees to cooperate with each other and to report the transactions contemplated hereby consistent with the allocation set forth on the Allocation Schedule in computing their taxable income and otherwise in preparing and filing their tax returns for federal, state and local income tax purposes, and no party shall thereafter take a return position inconsistent with such allocation.

2. REPRESENTATIONS AND WARRANTIES.

2.1 Seller. The representations and warranties of Seller are set forth on Exhibit B hereof.

2.2 Buyer. The representations and warranties of Buyer are set forth on Exhibit C hereof.

3. ADDITIONAL COVENANTS AND AGREEMENTS.

3.1 Use of Names. After the Closing, Seller will not, directly or indirectly, use or do business, or allow any Affiliate to use or do business, or assist any third party in using or doing business under the names and marks “RemoteMe”, “Virtual-Geek” or “MrHelpdesk” (or any other name confusingly similar to such names and marks), and Seller shall cause all public records to be amended to reflect the proper ownership of such names and marks.

3.2 Transition. Seller shall use commercially reasonable efforts to make an orderly transition of the Purchased Assets to Buyer.

3.3 Confidentiality. Seller agrees, at all times after the Closing Date, to treat and hold as confidential all “Proprietary Information” (as defined herein) and to refrain from using or disclosing (or aiding others in using or disclosing) any and all such Proprietary Information. For purposes hereof, “Proprietary Information” means and includes all information about, or with respect to, the Purchased Assets, regardless of the medium in which such information exists; provided, however, that Proprietary Information shall not include information that is or becomes generally available to the public, other than as a result of a disclosure by Seller, any Affiliate of Seller, or his agents or representatives. In the event that Seller is required in any legal proceeding (including, without limitation, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Proprietary Information, Seller shall notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions hereof.

3.4 Covenant Not to Compete.

(a) Seller acknowledges and agrees that Buyer would not consummate the transactions contemplated hereby unless Seller agrees to ensure that Buyer’s ability to utilize the Purchased Assets being transferred to Buyer hereunder shall not in any way be adversely affected or diminished by Seller’s actions after the Closing. Seller acknowledges that these obligations bind not only him, but also his present or future successors, assigns and Affiliates. Further, Seller agrees that the foregoing restrictions are necessary and reasonably required for the protection of the legitimate business interests of Buyer. Accordingly, Seller agrees that for a period of three (3) years after the Closing Date, Seller shall not directly or indirectly, on his own behalf or as a partner, officer, director, stockholder, member, employee, agent or consultant of any other Person, anywhere within the United States:

(i) develop, produce, sell, license, or assist in the development, production, sale, or licensing of any software that competes with the Acquired Software or any similar product of Buyer, or the services provided by Buyer in connection therewith;

(ii) provide any service that competes with the services provided by Buyer using or related to the Acquired Software or any similar product of Buyer;

(iii) solicit for itself or any Person (other than Buyer or any of its Affiliates), the business of any customer of Buyer or any of its Affiliates, for the marketing, sale or licensing of a software product or service the same as, or competitive with, the Acquired Software or any similar product of Buyer, or the services provided by Buyer in connection therewith;

(iv) solicit, hire, entice, or aid, or cooperate with others in soliciting, hiring, enticing or aiding, any (i) employee of Buyer or any of its Affiliates to leave Buyer’s or any of its Affiliates’ employ, or (ii) any Person who at any time during the six-month period immediately prior to the making of such solicitation, was employed by Buyer or any of its Affiliates;

(v) make any disparaging remarks about the businesses, services, products, stockholders, officers, directors or other personnel of Buyer or any of its Affiliates.

Notwithstanding anything herein to the contrary, the parties acknowledge and agree that Seller may own or hold, as a passive investment, not more than one percent (1.0%) of the outstanding securities of any Person that competes with the Acquired Software or any similar product of Buyer, or the services provided by Buyer in connection therewith, if the securities of such Person are publicly traded.

(b) Seller acknowledges and agrees that if he breaches any of the provisions of Section 3.3 or this Section 3.4, Buyer will suffer immediate and irreparable harm for which monetary damages alone will not be a sufficient remedy, and that, in addition to all other remedies that Buyer may have, Buyer shall be entitled to seek injunctive relief, specific performance or any other form of equitable relief to remedy a breach or threatened breach of Section 3.3 or this Section 3.4 by Seller and to enforce such provisions. The existence of this right shall not preclude or otherwise limit the applicability or exercise of any other rights and remedies which Buyer may have at law or in equity.

(c) Seller has carefully considered the possible effects of its obligations contained in Section 3.3 and this Section 3.4, and recognizes that Buyer has made every effort to limit the restrictions placed upon it to those that are reasonable and necessary to protect Buyer’s and its Affiliates’ legitimate business interests. It is the intention of the parties hereto that the covenants, provisions and agreements contained herein shall be enforceable to the fullest extent allowed by law. If any covenant, provision, or agreement contained herein is found by a court having jurisdiction to be unreasonable in duration, geographic scope or character of restrictions, such covenant, provision or agreement shall not be rendered unenforceable thereby, but rather the duration, geographic scope or character of restrictions of such covenant, provision or agreement shall be deemed reduced or modified with retroactive effect to render such covenant, provision or agreement reasonable, and such covenant, provision or agreement shall be enforced as modified. If the court having jurisdiction will not revise the covenant, provision or agreement, the parties hereto shall mutually agree to a revision having an effect as close as permitted by applicable law to the provision declared unenforceable. Moreover, to the extent that any provision is declared unenforceable, Buyer shall have any and all rights under applicable statutes, civil law or common law to enforce its rights with respect to any and all unfair competition by Seller.

3.5 Original Author. Based upon the representations and warranties of Seller set forth in this Agreement, Seller is the “original author” of the Acquired Software. Seller may identify himself as the “original author” of the Acquired Software in Seller’s marketing materials, provided that Seller shall do so (i) in accordance with all applicable laws, (ii) in accordance with any requirements required by Buyer, (iii) in a manner that does not in any way imply that Seller is the owner or a licensee of the Acquired Software, and (iv) in accordance with the other terms of this Section 3.5. Seller acknowledges and agrees that neither he nor any of his Affiliates will acquire any ownership interest or license rights in or to the Acquired Software or any of the other Purchased Assets as a result of this Section 3.5 or any activity pursuant hereto. Upon request of Buyer, Seller shall submit samples of any of his materials in which he identifies himself as the “original author” of the Acquired Software. Seller may not use or distribute any such materials unless and until Seller has received Buyer’s prior written approval, which may be granted or withheld in Buyer’s sole discretion. After any materials have been fully approved pursuant to this Section 3.5, Seller shall not depart therefrom in any material respect without first submitting to Buyer a sample of the modified material and obtaining Buyer’s prior written consent to such modification. Any such approval by Buyer shall not constitute waiver of Buyer’s rights or Seller’s duties hereunder.

3.6 Rule 144 Compliance. Upon (i) Seller fulfilling all holding period requirements of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), and (ii) Parent satisfying all other requirements of Rule 144, Parent shall use commercially reasonable efforts to assist Seller in taking all actions necessary to remove the legend “restricted securities” from the Shares related to a resale of such securities.

4. INDEMNIFICATION.

4.1 Indemnification by Seller. Seller hereby agrees to indemnify and hold harmless Buyer, Parent, and their respective Affiliates, successors, assigns, officers, directors, employees, agents and representatives from and against any and all liability, loss, cost, damages, claims, obligations, fees and expenses (including reasonable attorney’s fees) (collectively, “Losses”) which any of them may sustain by reason of:

(a) the inaccuracy or breach of, or the existence of any facts resulting in the inaccuracy or breach of, any of the warranties or representations of Seller contained in this Agreement;

(b) Seller’s breach or nonfulfillment of, or failure to comply with, any of the covenants or agreements of Seller contained in this Agreement or in any other agreement delivered to Buyer in connection with the Closing of the transactions contemplated hereby;

(c) the Excluded Liabilities and any and all claims, liabilities and obligations of any nature whatsoever relating to the ownership, use or operation of the Purchased Assets on or before the Closing Date; and/or

(d) any and all actions, suits, proceedings, claims, demands, assessments and judgments incident to any of the foregoing.

4.2 Indemnification by Buyer. Buyer hereby agrees to indemnify and hold harmless Seller, its successors, assigns, agents and representatives from and against any and all Losses which any of them may sustain by reason of:

(a) the inaccuracy or breach of, or the existence of any facts resulting in the inaccuracy or breach of, any of the warranties or representations of Buyer contained in this Agreement;

(b) Buyer’s breach or nonfulfillment of, or failure to comply with, any of the covenants or agreements of Buyer contained in this Agreement or in any other agreement delivered to Seller in connection with the Closing of the transactions contemplated hereby; and/or

(c) any and all actions, suits, proceedings, claims, demands, assessments and judgments incident to any of the foregoing.

4.3 Third Party Claims.

(a) If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Section 4, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

(b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from Losses the Indemnified Party may suffer resulting from, relating to, or caused by the Third Party Claim, in accordance with and subject to the terms of this Agreement, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) the settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 4.3(b), (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party, and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party.

(d) In the event any of the conditions in Section 4.3(b) is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses) provided that the Indemnifying Party is otherwise required to indemnify the Indemnified Party with respect to that Third Party Claim under this Section 4, and (iii) the Indemnifying Parties will remain responsible for any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 4.

4.4 Other Claims. If an Indemnified Party has any claim or demand against an Indemnifying Party pursuant to this Article 4 (which claim or demand is not a third party claim, the procedure for which is set forth in Section 4.3 above), such Indemnified Party shall promptly notify the Indemnifying Party in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder, unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced. If the Indemnified Party is not notified (within fifteen (15) days from the delivery of such notice) by the Indemnifying Party that the Indemnifying Party disputes its liability to the Indemnified Party pursuant to this Article 4, such claim shall be conclusively deemed a liability of the Indemnifying Party, and the Indemnifying Party shall pay such claim in cash immediately upon demand.

4.5 Remedies Not Exclusive. The foregoing indemnification provisions are in addition to, and not in derogation or lieu of, any statutory, equitable or common law remedy any party may have for a breach of a representation, warranty or covenant contained herein.

4.6 Survival of Representations and Warranties. All covenants, agreements, representations and warranties contained in this Agreement shall survive the Closing; provided, however, that (i) subject to clause (ii) hereof, the representations and warranties of the parties contained in this Agreement shall survive for a period of three (3) years after the Closing Date, (ii) the representations and warranties of Seller set forth in Section 3 (Purchased Assets) and Section 4 (Litigation and Claims) of Exhibit B hereto shall survive until the expiration of the applicable statute of limitations, and (iii) if an Indemnified Party provides proper notice to the Indemnifying Party hereunder of any then existing matter within the scope of an Indemnifying Party’s indemnity obligation within such survival periods, the Indemnified Party may pursue its claim for indemnification after such period, in which case the representation or warranty on which it is based shall survive until such claim is resolved. Notwithstanding any investigation made by Buyer prior to Closing, which shall not constitute a waiver as to enforcement of any right or remedy which Buyer may have, Buyer shall be presumed to have relied upon the representations and warranties of Seller set forth in Exhibit B in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby. Notwithstanding any investigation made by Seller prior to Closing, which shall not constitute a waiver as to enforcement of any right or remedy which Seller may have, Seller shall be presumed to have relied upon the representations and warranties of Buyer set forth in Exhibit C in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby.

5. MISCELLANEOUS.

5.1 Certain Defined Terms. Capitalized terms not otherwise defined in this Agreement shall have the respective meanings set forth in Exhibit D attached hereto.

5.2 Further Assurances. After the Closing Date, Seller agrees, at Buyer’s request, to execute and deliver to Buyer all such additional or confirmatory instruments, reports and acknowledgments as may be reasonably furnished for such purpose by Buyer and to take all such other actions as Buyer may reasonably request (i) to evidence the sale, assignment, transfer and conveyance to Buyer of the Purchased Assets, (ii) to obtain possession thereof for Buyer, free and clear of all Liens, or (iii) to confirm Buyer’s non-assumption of any obligations or liabilities of Seller.

5.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written. All Schedules and Exhibits attached to this Agreement shall be deemed part of this Agreement and incorporated herein, where applicable, as if fully set forth herein. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by all parties hereto, or in the case of a waiver, by the party for whom such benefit was intended.

5.4 Expenses; Tax Matters.

(a) Seller shall be responsible for the timely payment of, and shall indemnify and hold harmless Buyer against, all sales, use, value, added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license and other similar Taxes and fees (“Transfer Taxes”), arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement. Seller shall prepare and timely file all tax returns required to filed in respect of Transfer Taxes (including, without limitation, all notices required to be given with respect to bulk sales taxes), provide that Buyer shall be permitted to prepare any such tax returns that are the primary responsibility of Buyer under applicable law.

(b) Each of the parties hereto shall pay the fees and expenses of its respective legal counsel and other representatives incident to the negotiation and preparation of this Agreement, the consummation of the transactions contemplated by this Agreement, and any disputes between the parties arising out of the transactions contemplated by this Agreement.

5.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything to the contrary herein, neither party may assign any of its/his rights or delegate any of its/his responsibilities, liabilities or obligations under this Agreement, without the prior written consent of the other party.

5.6 Severability. Any provision, clause or part of this Agreement or the application thereof that is held invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof, or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

5.7 Applicable Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to principles of conflicts of laws. Except as provided in Section 5.8 hereof, any suit involving any dispute or matter arising under this Agreement may only be brought in the United States District Court for the Eastern District of Virginia, Norfolk Division or in any state court located in Virginia Beach, Virginia; each of the parties hereto consents to the exercise of personal jurisdiction by such court with respect to all such proceedings; and each of the parties hereto hereby knowingly and voluntarily waives any and all rights to a jury trial in any proceeding involving any dispute or matter arising under this Agreement.

5.8 Setoff.  In addition to all other rights and remedies that Buyer may have, if Buyer becomes aware of any right to indemnification pursuant to Section 4, it may, in addition to any other available remedy, notify Seller in writing of the basis of such right to indemnification and the amount thereof, and may suspend and offset such amount, against all or any portion of any payment due to Seller from Parent or Buyer under this Agreement, the Consulting Agreement, or otherwise. Notwithstanding the foregoing, if upon notice from Buyer of Buyer’s right to indemnification and the amount thereof, Seller posts a bond for the benefit of Buyer for the claimed amount properly securing the payment thereof, Buyer will not exercise such setoff rights. Buyer’s and Parent’s rights under this Agreement shall not be in any manner limited by or to this right of setoff.

5.9 Notice. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or (c) sent by next-day or overnight mail or delivery, to the following:

If to Seller, to:	Gregory C. Hutson
803 18th Avenue South
Nashville, Tennessee 37203

If to Buyer, to:	Geeks On Call America, Inc.
814 Kempsville Road
Norfolk, VA 23502
Attn: Richard T. Cole

or, in each case, at such other address as may be specified in writing to the other parties hereto.

All such notices, requests, demands, waivers and other communications shall be deemed to have been received (w) if by personal delivery on the day after such delivery, (x) if by certified or registered mail, on the seventh business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, (z) if by telecopy or telegram, on the next day following the day on which such telecopy or telegram was sent, provided that a copy is also sent by certified or registered mail.

5.10 Construction. In the event of any ambiguity or mistake herein, or any dispute among the parties with respect to the provisions hereto, no provision of this Agreement shall be construed unfavorably against any of the parties on the ground that it or its counsel was the drafter thereof. Nothing in a schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Schedule describes the exception in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The information contained in any Schedule referred to in any representation and warranty shall be deemed to have been disclosed in connection with, and be a part of, that particular representation and warranty only, and shall not be deemed a part of any other representation and warranty unless cross-referenced to the schedule related to such representation or warranty.

5.11  Specific Performance. The parties hereto recognize that in the event either party fails to fulfill or perform any of its/his covenants or agreements set forth in, or contemplated by, this Agreement, monetary damages alone will not be adequate. The non-breaching party shall therefore be entitled, in addition to any other remedies which may be available, including money damages, to obtain specific performance of the terms of this Agreement. In the event of any action to enforce this Agreement, each party hereby waives any defense that there is an adequate remedy at law.

5.12 Public Announcements No party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other party; provided, however, that Parent or Buyer may make any public disclosure it believes in good faith is required by applicable law or by any agreement concerning Parent’s publicly-traded securities.

5.13 Headings. The headings in this Agreement are for reference purposes and shall not affect the meaning or interpretation of this Agreement.

5.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All facsimile executions shall be treated as originals for all purposes.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed, or caused to be executed by duly authorized officers, this Agreement as of the Closing Date.

WITNESS:

/s/ Richard Artese	/s/ Gregory C. Hutson		(SEAL)
GREGORY C. HUTSON

GEEKS ON CALL HOLDINGS, INC.

/s/ Richard Artese	By:	/s/ Richard T. Cole	(SEAL)
Name: Richard T. Cole
Title: Chief Executive Officer

GEEKS ON CALL AMERICA, INC.

/s/ Richard Artese	By:	/s/ Richard T. Cole	(SEAL)
Name: Richard T. Cole
Title: Chief Executive Officer

ASSET PURCHASE AGREEMENT

EXHIBIT A
Description of Software

quiXsupport is a support protocol, that effectively and instantly combines live, interactive support to paying customers.

o	Features:

▪	quiXsupport Helpdesk General Description

▪
A turnkey, fully-staffed, fully-equipped helpdesk management system providing state-of-the-art revenue-generating support services and technology through unlimited sales channels/portals, instantly, to a global audience of customers.

▪	Centralized Management of Unlimited Channel Operations

▪	One support “team” can handle multiple brands, portals, operations, support protocols, chats, calls and vertical sales pipelines through a single, managed Internet GUI (graphical user interface)

▪	Sales Channels can be instantly created and managed for various franchisees, brands, products, resellers, portals and partners

▪	Sales Channels include

▪	Front-End “store” for on-line sales

▪	Web presence with sub-pages / agreements / user interfaces

▪	Independent phone numbers, virtual call-center allocations and phone traffic routing

▪	Independent web traffic routing, reporting and geo-location tracking

▪	Independent Channel administrator and end-user management, tracking and reporting

▪	Employee Management

▪	quiXsupport is a proprietary, customizable virtual-office environment

▪	Anywhere an employee has Internet access, that employee has the following

▪	Full, encrypted access to the live ticket queue

A-1

▪	Full, encrypted access to the system, system tools, databases, interfaces, resources and other online employees

▪	Remote control system (any employee, can remote into, and perform services on, any other PC or Mac machine on the planet that has Internet access)

▪	One, heavily encrypted employee interface that is centrally managed and controlled

A-2

ASSET PURCHASE AGREEMENT

EXHIBIT B

Seller’s Representations and Warranties

Seller hereby represents and warrants to Buyer that, as of the Closing Date:

1. Enforceability. This Agreement is, and the other documents and instruments required hereby are, the valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting the rights of creditors generally, and to the exercise of a court’s equitable powers.

2. Consents. The execution, delivery and performance by Seller of this Agreement and all of the documents and instruments required hereby do not conflict with or violate or result in a breach of the terms, conditions or provisions of any agreement, document or instrument to which Seller is a party or by which Seller is bound. No notice to, filing with, or consent, authorization or approval of, or any other action by, any Person is necessary for the execution, delivery and performance of this Agreement by Seller.

3. Purchased Assets. Seller has complete and unrestricted power and the unqualified right to sell, assign, transfer and deliver to Buyer, and upon consummation of the transactions contemplated by this Agreement, Buyer will acquire good, valid and marketable title to the Purchased Assets, free and clear of all Liens. The Purchased Assets constitute all of the assets and properties necessary to effectively operate the Acquired Software and include all tangible and intangible assets and goodwill relating to the Acquired Software. The Purchased Assets are free from material defects, and are adequate for the uses described on Exhibit A, provided that notwithstanding the foregoing, Seller makes such no representation or warranty with respect to the Third-Party Plug-Ins and Platforms. The Acquired Software is a derivative work of the Cloversite XG Development Construct. The Cloversite XG Development Construct is an Excluded Asset and is not being transferred to Buyer. The Acquired Software is a unique, sovereign, stand-alone, copyrightable work, and can function for the purposes described on Exhibit A without the use of the Cloversite XG Development Construct.

4. Litigation and Claims. There are no actions, claims, suits, or judicial, administrative or governmental proceedings or investigations, orders, awards, decrees or judgments, now pending, or to Seller’s knowledge, threatened against Seller, nor does Seller know of any basis for the same, in each case, relating to the Purchased Assets.

5. Compliance with Laws. Seller is not in violation of any law, ordinance, directive or regulation of any governmental authority, order, writ, decree, judgment, or order of any court, arbitrator, or governmental or regulatory authority.

6. Broker. Seller has not made any agreement with any Person or taken any action that would cause any Person to become entitled to any agent’s, broker’s or finder’s fee or commission in connection with the transactions contemplated hereby.

7. Intellectual Property Rights.

(a) Except for the Third-Party Plug-Ins and Platforms, Seller owns the entire right, title and interest in the Acquired Software, the Documentation and all other Seller Helpdesk Intellectual Property, free and clear of all Liens.

(b) No Intellectual Property of third parties is used in or by, incorporated in, or necessary for the use, operation, building, reproduction, making of derivative works of or distribution of the Acquired Software or the Documentation, other than the Third-Party Plug-Ins and Platforms.

(c) The Acquired Software and the Documentation do not use, incorporate, or require for their use, building, operation, reproduction, distribution or making of derivative works, any Intellectual Property other than the Third-Party Plug-Ins and Platforms.

(d) To Seller’s knowledge, Seller has not violated, misappropriated, infringed, induced infringement of, or contributed to the infringement of, as the case may be, any Intellectual Property or other right of any Person. The use of that the Acquired Software, Documentation, or other Seller Helpdesk Intellectual Property described on Exhibit A and contemplated by Buyer, do not and will not violate, misappropriate, infringe any Intellectual Property or other right of any Person. There are no claims pending or threatened against Seller asserting that the Acquired Software, Documentation, or other Seller Helpdesk Intellectual Property, violates, misappropriates or infringes the Intellectual Property or other rights of any Person.

(e) Seller has not received any infringement opinions or other notices of any nature from any source which indicate that the Acquired Software, Documentation and/or other Seller Helpdesk Intellectual Property violates, misappropriates, infringes or may violate, misappropriate or infringe any Intellectual Property or other right of any Person.

(f) Seller has not made, asserted or threatened any claim of violation, misappropriation or infringement of Acquired Software, Documentation and/or other Seller Helpdesk Intellectual Property against any Person, and Seller is not aware of any such violation, misappropriation or infringement.

(g) Except for the License Agreement to Cloverlick that is being terminated contemporaneously with the execution and delivery of this Agreement, Seller has not granted any outstanding licenses or other rights to the Acquired Software, Documentation or other Seller Helpdesk Intellectual Property to any Person.

(h) The transactions contemplated by this Agreement will have no adverse effect on the Acquired Software, Documentation or other Seller Helpdesk Intellectual Property.

8. Business Activity Restriction. There is no non-competition or other similar agreement, commitment, judgment, injunction, order or decree to which Seller is a party or to which it is subject that has or could reasonably be expected to have the effect of prohibiting or impairing Buyer’s use of the Purchased Assets.

9. Disclosure. Neither this Agreement nor any schedule, certificate, exhibit, agreement, instrument or document furnished or to be furnished by Seller or its Affiliates pursuant hereto or in connection with the due diligence process performed by Buyer in connection herewith, contains any misstatement of fact or omits or fails to state a material fact necessary in order to make the statements contained therein not misleading. There is no fact that has not been disclosed to Buyer in writing which materially adversely affects or could reasonably be expected to materially adversely affect the Purchased Assets.

10. Purchase Entirely for Own Account. The Shares proposed to be acquired by Seller hereunder will be acquired for investment for his own account, and not with a view to the resale or distribution of any part thereof, and Seller has no present intention of selling or otherwise distributing the Shares, except in compliance with applicable securities laws.

11. Available Information. Seller has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of investment in Parent.

12. Non-Registration. Seller understands that the Shares have not been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act that depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Seller’s representations as expressed herein.

13. Restricted Securities. Seller understands that the Shares are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by Seller pursuant hereto, the Shares would be acquired in a transaction not involving a public offering. Seller further acknowledges that if the Shares are issued to Seller in accordance with the provisions of this Agreement, such Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom. In this connection, Seller represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Legends shall be placed on the Shares to the effect that they have not been registered under the Securities Act or applicable state securities laws and appropriate notations thereof will be made in Parent’s stock books. Seller consents to stop transfer instructions being placed with Parent’s transfer agent.

ASSET PURCHASE AGREEMENT

EXHIBIT C

Buyers’ Representations and Warranties

Buyer hereby represents and warrants to Seller that, as of the Closing Date:

1. Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all the requisite corporate power and authority to purchase the Purchased Assets pursuant to this Agreement.

2. Authorization; Enforceability. The execution, delivery and performance by Buyer of this Agreement are within the power of Buyer, and have been duly and validly authorized by Buyer, and no other proceedings on the part of Buyer are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting the rights of creditors generally, and to the exercise of a court’s equitable powers.

3. Consents. No notice to, filing with, or consent or approval of, or any other action by, any Person is necessary for the execution, delivery and performance by Buyer of this Agreement.

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EXHIBIT D

Defined Terms

The following capitalized terms shall have the meanings specified in this Exhibit D. Other terms are defined in the recitals hereto or in the text of this Agreement, and shall have the meanings respectively ascribed to them.

“Affiliate” means, when used with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person; “control” or any form thereof means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person through the ownership of voting securities, by contract or otherwise.

“Domain Names” means domain names, uniform resource locators and other Internet or similar addresses or identifiers.

“Excluded Assets” means that certain software or protocol known as the Cloversite XG Development Construct, any other software of Seller that is not necessary to provide the helpdesk functionality described on Exhibit A, and any other Intellectual Property of Seller that (i) is not identified in Sections 1.2 (a) through 1.2 (c) and (ii) is not Seller Helpdesk Intellectual Property.

“Intellectual Property” means any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether or not patentable or patented), invention disclosures, improvements, trade secrets, proprietary information, know-how, technology, technical data and customer lists; (iii) all copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks; (vi) all trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world; (vii) all Domain Names; (viii) all databases and data collections and all rights therein throughout the world; and (ix) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded; (x) any similar, corresponding or equivalent rights to any of the foregoing and (xi) all documentation related to any of the foregoing.

“Lien” means any mortgage, pledge, lien, right, deed, encumbrance, charge or adverse claim affecting title or resulting in an encumbrance or a security interest of any kind (including a conditional sale or other title retention agreement), any option or other agreement to sell or any filing of (or agreement to give) any financing statement under the Uniform Commercial Code or equivalent statutes of any jurisdiction.

“Person” means any individual, corporation, association, partnership, limited liability company, trust, unincorporated organization, governmental entity (or any department, agency or political subdivision thereof) or any other organization or entity.

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“Seller Helpdesk Intellectual Property” shall mean any Intellectual Property that (1) (i) is owned by (ii) is licensed to, or (iii) was developed or created by Seller; and (2) is used in connection with, relates to, or comprises or is incorporated in, the Acquired Software or the Documentation.

“Third-Party Plug-Ins and Platforms” means the following third-party applications used in connection with the Acquired Software: 3CX Enterprise VOIP PBX, Version 5, ISL Light Remote Control Server, Version 3, Aestiva HTML/OS, Version 4.

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